CINERGY CORP. CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands)	Schedule 2
	September 30	December 31
	2005	2004

ASSETS
Current Assets
Cash and cash equivalents	$165,831	$164,541
Notes receivable, current	81,622	214,513
Accounts receivable less accumulated provision for doubtful accounts of $4,489 at September 30, 2005, and $5,514 at December 31, 2004	1,482,068	1,061,140
Fuel, emission allowances, and supplies	607,925	444,750
Prepayments and other	567,113	174,624
Energy risk management current assets	1,260,255	381,146
Total current assets	4,164,814	2,440,714

Property, Plant, and Equipment - at Cost
Utility plant in service	10,642,931	10,076,468
Construction work in progress	398,130	333,687
Total utility plant	11,041,061	10,410,155
Non-regulated property, plant, and equipment	4,853,947	4,700,009
Accumulated depreciation	5,447,931	5,180,699
Net property, plant, and equipment	10,447,077	9,929,465

Other Assets
Regulatory assets	1,021,277	1,030,333
Investments in unconsolidated subsidiaries	486,795	513,675
Energy risk management non-current assets	397,471	138,787
Notes receivable, non-current	177,127	193,857
Other investments	128,581	125,367
Goodwill and intangible assets	152,342	132,752
Restricted funds held in trust	277,400	358,006
Other	213,323	119,361
Total other assets	2,854,316	2,612,138

Total Assets	$17,466,207	$14,982,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,142,077	$1,348,576
Accrued taxes	266,459	216,804
Accrued interest	69,504	54,473
Notes payable and other short-term obligations	1,198,670	958,910
Long-term debt due within one year	349,012	219,967
Energy risk management current liabilities	1,419,332	310,741
Other	141,448	171,188
Total current liabilities	5,586,502	3,280,659

Non-current Liabilities
Long-term debt	4,022,076	4,227,741
Deferred income taxes	1,445,371	1,597,120
Unamortized investment tax credits	93,070	99,723
Accrued pension and other postretirement benefit costs	652,409	688,277
Regulatory liabilities	578,520	557,419
Energy risk management non-current liabilities	420,326	127,340
Other	195,230	225,298
Total non-current liabilities	7,407,002	7,522,918

Total Liabilities	12,993,504	10,803,577

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	31,743	62,818

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 199,280,386 at September 30, 2005 and 187,653,506 at December 31, 2004; outstanding shares - 199,139,968 at September 30, 2005 and 187,524,229 at December 31, 2004	1,993	1,877
Treasury shares at cost - 140,418 at September 30, 2005, and 129,277 shares at December 31, 2004	(4,776)	(4,336)
Paid-in capital	2,969,103	2,559,715
Retained earnings	1,534,752	1,613,340
Accumulated other comprehensive income (loss)	(60,112)	(54,674)
Total common stock equity	4,440,960	4,115,922

Total Liabilities and Equity	$17,466,207	$14,982,317

Note: Prior year data has been reclassified to conform with current year presentation.